Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149837 of Oncothyreon Inc. on Form S-3, Registration Statement No. 333-162640 of Oncothyreon Inc. on Form S-8, Registration Statement No. 333-137342 of Biomira Inc. on Form F-10, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated May 5, 2010, relating to the consolidated financial statements of Oncothyreon Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement, as discussed in Note 2, and the change in accounting for licensing revenue in 2008, as discussed in Note 2), and the effectiveness of Oncothyreon Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Seattle, Washington
May 5, 2010